Exhibit 99.4

Coeptis Therapeutics, Inc. Announces Closing of Business Combination with Bull Horn Holdings Corp.

Combined company to operate as Coeptis Therapeutics Holdings, Inc. and commence trading on The Nasdaq Global Market under Ticker Symbol “COEP”

WEXFORD, PA and MIAMI, FL, October 31, 2022 — Coeptis Therapeutics, Inc. (“Coeptis”), a biopharmaceutical company developing innovative cell therapy platforms for cancer, today announced the completion of its business combination with Bull Horn Holdings Corp. (Nasdaq: BHSE), a special purpose acquisition company (“Bull Horn”). In connection with the Business Combination, the combined company has been renamed “Coeptis Therapeutics Holdings, Inc.” (the “Company”) and its public shares and warrants are expected to commence trading on the Nasdaq Global Market under the ticker symbols “COEP” and “COEPW,” respectively, today, October 31, 2022. The Company will continue to focus primarily on the development of innovative cell therapy platforms for patients with cancer.

In connection with the Business Combination, the former stockholders of Coeptis exchanged their shares of common stock for common stock of Bull Horn at a rate of 2.96851721 for 1. Following the Business Combination, the Company has approximately 19.5 million shares of common stock issued and outstanding, with the former stockholders of Coeptis now owning approximately 88% of the Company, and the existing shareholders of Bull Horn owning approximately 12% of the Company.

“This is a significant step for Coeptis as we seek to become a leader in the development of next generation cell therapy technologies for cancer. This transaction closely follows our recent in-licensing of SNAP-CAR, a multi-antigen CAR T technology platform, providing a springboard into what we envision will be an active period for the company,” said David Mehalick, who will lead the Company as Chief Executive Officer and Chairman. “Critically important, the merger with Bull Horn has enabled our stock to be listed on the Nasdaq Global Market. Uplisting to Nasdaq is a key aspect of our goal to drive long-term shareholder value by potentially augmenting our visibility within the investment community to increase the liquidity of our stock and broaden our shareholder base.”

Following the closing of the Business Combination, David Mehalick will serve as the Chief Executive Officer and Chairman, and the remaining Coeptis executive team will continue with the Company in the roles they served at Coeptis prior to the Business Combination. Christopher Calise, Bull Horn’s Chief Financial Officer and Director, will serve on the Board of Directors of the Company.

In light of the closing of the Business Combination, Bull Horn has cancelled its special meeting of shareholders that had been previously scheduled for November 2, 2022, to vote on an amendment to its amended and restated memorandum and articles of association to extend the deadline to complete Bull Horn’s initial business combination.

Advisors

Ellenoff Grossman & Schole LLP acted as legal advisor to Bull Horn, and Meister Seelig & Fein LLP acted as legal advisor to Coeptis. JonesTrading Institutional Services LLC provided capital markets advisory services to Bull Horn, and Bridgeway Capital Partners advised Coeptis about the Business Combination.

About Coeptis Therapeutics Holdings, Inc.

Coeptis Therapeutics Holdings, Inc., together with its subsidiaries including Coeptis Therapeutics, Inc. and Coeptis Pharmaceuticals, Inc., is a biopharmaceutical company developing innovative cell therapy platforms for cancer that have the potential to disrupt conventional treatment paradigms and improve patient outcomes. The Company’s product portfolio and rights are highlighted by a universal, multi-antigen CAR T technology licensed from the University of Pittsburgh (SNAP-CAR), and a cell therapy technology (CD38-GEAR-NK) and an in vitro diagnostic (CD38-Diagnostic) targeting CD38-related cancers, which the Company is developing with VyGen-Bio and leading medical researchers at the Karolinska Institutet. The Company’s business model is designed around maximizing the value of its current product portfolio and rights through in-license agreements, out-license agreements and co-development relationships, as well as entering into strategic partnerships to expand its product rights and offerings, specifically those targeting cancer. The Company was founded in 2017 and is headquartered in Wexford, PA. For more information about the Company, please visit https://coeptistx.com/.

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Cautionary Note Regarding Forward-Looking Statements

This press release and statements of our management made in connection therewith contain or may contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When we use words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. Forward-looking statements are not guarantee of future performance and involve significant risks and uncertainties that may cause the actual results to differ materially and perhaps substantially from our expectations discussed in the forward-looking statements. Factors that may cause such differences include but are not limited to: (1) the inability to obtain or maintain the listing of the Company’s securities on the Nasdaq Global Market following the Business Combination; (2) the risk that the Business Combination disrupts current plans and operations of Coeptis as a result of the consummation of the Business Combination; (3) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth economically and hire and retain key employees; (4) the risks that Coeptis’ products in development fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable regulatory authorities; (5) costs related to the Business Combination; (6) changes in applicable laws or regulations; (7) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (8) the impact of the global COVID-19 pandemic on any of the foregoing risks and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”). The foregoing list of factors is not exclusive. All forward-looking statements are subject to significant uncertainties and risks including, but not limited, to those risks contained or to be contained in reports and other filings filed by the Company with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings made or to be made with the SEC, which are available for review at www.sec.gov. We undertake no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof unless required by applicable laws, regulations or rules.

CONTACTS

Coeptis Therapeutics Holdings, Inc.

Investors

Tiberend Strategic Advisors, Inc.

Jon Nugent

205-566-3026

jnugent@tiberend.com

Media

David Schemelia

609-468-9325

dschemelia@tiberend.com

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